UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 15, 2014

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 15, 2014, the Board of Directors (the “Board”) of Advanced Micro Devices, Inc. (the “Company”) increased the size of the Board to twelve directors and appointed Mr. Joseph A. Householder as an independent director to the Board. In addition, Mr. Householder was appointed to the Nominating and Corporate Governance Committee and the Audit and Finance Committee of the Board.

Mr. Householder is entitled to annual cash retainer fees of $75,000 for his services as a director, $10,000 for his services on the Nominating and Corporate Governance Committee and $20,000 for his services on the Audit and Finance Committee. These retainer fees will be pro-rated for the 2014 calendar year based on the date of his appointment to the Board and the Board committees.

In addition, pursuant to the Advanced Micro Devices, Inc. Outside Director Equity Compensation Policy (the “Policy”), on September 15, 2014, Mr. Householder was granted a restricted stock unit award for 44,589 shares of Company common stock, which is equal to the quotient of (i) $185,000 divided by (ii) the average closing price of the Company’s common stock for the 30-day period immediately preceding and ending as of Mr. Householder’s appointment to the Board (rounded down to the nearest whole number). Pursuant to and subject to the terms of the Policy, the grant becomes fully vested on the one-year anniversary of the grant date.

A copy of the press release announcing these items is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated September 15, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2014	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Harry A. Wolin
	Name:	Harry A. Wolin
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated September 15, 2014.